EXCLUSIVE DISTRIBUTION AND COOPERATION AND PROFIT-SHARING AGREEMENT

Between

CUPRINA PTE LTD

And

Advanced Biotech and Engineering Limited (精臻生物及工程有限公司)

THIS EXCLUSIVE DISTRIBUTION AND COOPERATION AND PROFIT-SHARING AGREEMENT (the "Agreement") is made by and between:

Cuprina Pte Ltd (UEN: 201928315N), a company incorporated under the Laws of Singapore, having its registered office at Blk 1090 Lower Delta Road #06-08, Singapore 169201 (the "**Party A**"); and

Advanced Biotech and Engineering Limited (精臻生物及工程有限公司) (Company Number 3227086), a company incorporated/registered under the Laws of The Hong Kong Special Administrative Region, having its registered office at [Flat 7, 23rd Floor, Wing Fung Industrial Building, 40-50 Sha Tsui Road, Tsuen Wan, New Territories, Hong Kong] (the "**Party B**").

Party A and Party B shall be collectively referred to as the "Parties" and individually as a "Party".

WHEREAS:

a. Party A is a manufacturing company focused on biosimilar wound care products (the "Products");
b. Party B is a company engaged in product registering, licensing, development, marketing, distributing and selling medical devices and the Products in the Territory; and
c. Party A is seeking a co-operation party and distributor of the Products (ANNEX A) in the Territory and Party B is willing to act as a co-operation party and exclusive distributor of Party A's.

d. Products in the Territory, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. TERM

This Agreement shall last for five (5) years from the date of execution and thereafter automatically renew until terminated by one hundred and eighty (180) days' prior written notice by either party.

2. APPOINTMENT

Subject to this Agreement's terms, Party A hereby grants Party B a sole and exclusive, non-transferable, non-sub-licensable, non-assignable, license to develop, market, promote, sell, and deliver the Products within the Territory (defined below) on an exclusive basis.

Sole and Exclusive Distributor rights pursuant to this Agreement shall include **the Hong Kong Special Administrative Region of the People's Republic of China (the "Territory")**. Party A shall not grant any third party the right to develop, promote, sell or deliver the Products to customers within the Territory. Party B acknowledges and agrees that it has no right to distribute any products of Party A other than the Products identified in Annex A.

3. ROLES AND RESPONSIBILITIES

Party A's Duties. During the term of this Agreement, without limiting any of its other obligations under this Agreement, Party A agrees to:

a. Manufacture the Products with (i) the highest degree of quality, (ii) exercising best commercial practices; and (iii) in compliance with all applicable laws. Party A shall provide Party B with updated quality control manuals;
b. Provide the Products to Party B at the designated destination of Party B in proper packaging to ensure the quality of the Products (live maggots rate at not less than 80%) upon delivery to Party B;
c. Provide reasonable prior notice to Party B regarding anticipated changes in Products availability, Products changes, price changes or any other matter that may affect the ability of Party B to adequately perform its services hereunder;
d. Provide literature and merchandising aids, including promotional materials to enable Party B to distribute to potential customers;
e. Party A shall make commercially reasonable efforts to ensure it is able to fulfill Party B's regular and forecasted order demand for Products in a reasonable and consistent manner;
f. Any and all liabilities claims against the Products shall remain with Party A. Party B shall promptly inform Party A when Party B receives any complaints or claims;
g. To ensure that the Products are sterilized and free from infectious agents, are intact and undamaged upon delivery and are usable upon delivery; and/or

h. Shall not appoint any other Distributor(s) in any district to sell any parallel Products and use in the Territory.

Party B's Duties. Party B shall perform its obligations in compliance with this Agreement. Party B should comply with reasonable standards, procedures, and guidelines that Party A may provide to and accepted in writing by Party B from time to time during the term of this Agreement. Without limiting any of its other obligations under this Agreement, Party B shall comply with the following:

a. Provide support and advice on promoting, selling or marketing and develop with its specialty know-how, the Products of Party A and distribute new and updated technical and sales literature to customers as provided by Party A;
b. Use commercially reasonable efforts to develop, promote, market and sell the products within the Territory and shall convene related activities to promote the Products twice every two years;
c. Provide quarterly information to Party A in connection with sales and according to Annex B.
d. Obtain on behalf of and for the benefit of Party A and/or Party B including all licenses necessary in the Territory to carry on the manufacture and sale of the Products by the parties hereto;
e. Maintain and develop the Products in appropriate condition and packaging and consistent with related applicable laws and Party A's reasonable requirements.

4. PRODUCTS PRICES

Products ordered by Party B and delivered by Party A shall be as set forth in Party A's then-current price list, and to be agreed by the Parties from time to time. The current price list is attached as ANNEX B. The Parties will meet quarterly, if necessary, during the Term to establish pricing.

5. ORDERS

All Products purchase orders shall be in writing and shall be subject to the acceptance by Party A, which will not be unreasonably withheld, delayed or conditioned. Party A will notify Party B in writing within 24 hours of receipt of Party B's purchase order(s) specifying in detail the reason(s) for not accepting the purchase order(s), otherwise the purchase order(s) will be deemed to be accepted by Party A.

6. PAYMENT AND PROFIT SHARING

The Parties agree to profit sharing as set forth below in connection with sales of the Products by each party to third parties ("Profit Sharing") as set forth below:

a. Profit Sharing in Connection with Distributor Sales. The Parties will share in the Gross Profits (as hereinafter defined) derived from the sales of Party A in connection with the Products on a 50/50 basis (Party A/Party B);

b. Gross Profits Defined. Gross Profits shall be defined as the total gross receipts actually received by Party B or Party A on sales of the Products which are collected by Party B or Party A, as the case may be ***less*** (1) the cost of airfreight paid by Party A for the Products (but excluding the local logistics price which shall be borne by Party B solely), (2) the fixed manufacturing cost per vial priced at SGD 20, and may vary subject to mutual agreement, (3) any sales taxes or surcharges, and may vary subject to local government, and (4) sales returns or mutually agreed upon sales allowances, and other miscellaneous expenses.

c. The Parties shall meet quarterly, if necessary, to determine the gross profit before the last day of the subsequent quarter.

7. INTELLECTUAL PROPERTY

a. Party B acknowledges Party A's rights and title to and interest in the Trademarks, whether or not registered, patents and patent applications ("Patents"), copyrights ("Copyrights"), and trade secrets and the existing know-how ("Know-How") that Party A may have at any time created, adopted, and used in connection with the Products (collectively, the "Intellectual Property"). Party B shall not do, or cause or permit to be done, any acts or things contesting or in any way impairing or tending to impair any portion of Party A's rights and title to and interest in the Intellectual Property. Party A hereby grants to Party B, at all times during the Term, an exclusive/sole license to use Intellectual Property on a non-exclusive, royalty fee basis.

b. All and any of the intellectual property rights for any new clinical discovery, creation, improvement, invention, modification, adaptation and know-how in connection with the Products developed by Party B shall be co-owned by Party A and Party B.

c. Save and except for the intellectual property rights of Party B, Party B shall not use any trademark, brand name, logo, or other production designation or symbol in connection with Products other than Trademarks which belong to Party A solely.

Party B acknowledges that it has no right or interest in Intellectual Property (except as expressly permitted under this Agreement).

d. In all advertising, promotions, and other activities relating to the Products, Party B shall indicate Party A's ownership and/or the co-ownership of the Intellectual Property.
e. Upon the expiration or termination of this Agreement, Party B shall cease and desist from any further use of the Trademarks.

8. EFFECT OF TERMINATION

Upon termination according to section 1, the following shall occur:

a. Party B shall return or destroy any physical or digital copies of Party A's proprietary information in its possession including marketing material, business plans, customer lists, and pricing information.

9. GOVERNING LAW

a. This Agreement shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region.

10. DISPUTE RESOLUTION

a. Any dispute, controversy, difference or claim arising out of or relating to this agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, if failed to be resolved through a non-binding mediation procedure, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("**HKIAC**") under Arbitration Rules of the United Nations Commission on International Trade Law ("**UNCITRAL**") that are in force when the notice of arbitration is submitted and as may be modified by other provisions in this article, and the HKIAC Procedures for the Administration of Arbitration under the Arbitration Rules of UNCITRAL at the time, including any supplement to the Arbitration Rules of UNCITRAL. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one (1) and be appointed by the chairman of HKIAC at the time. The arbitration proceedings shall be conducted in English. The arbitration award shall be final, decisive and binding on the Parties, and shall not be appealed.

11. EFFECTIVE DATE AND SIGNATURE

The Agreement shall be effective from 01 June 2023. The Parties indicate endorsement with The Agreement by their signatures below.

For Cuprina Pte Ltd	For Advanced Biotech and Engineering Limited
[signature] CUPRINA PTE LTD Reg No. 201928315N	[signature] ADVANCED BIOTECH AND ENGINEERING LIMITED 精鼎生物及工程有限公司
Name: Baptista Carl Marc Title: Chief Technology Officer Date: 01 June, 2023	Name: Lui, Yuk Fai Title: Director Date: 01 June, 2023

ANNEX A: Products


MEDIFLI
CAUTION:



Medifly Baggots


MEDIFLI
CAUTION:



Medifly Free Range

ANNEX B: Price, Terms and Conditions of Payment Schedule

Product Description	Price per Vial
Medifly Baggots Medifly Free Range	SGD 115

Notes:
- The above is Delivered Duty Paid price;
- Airfreight cost may vary depending on the prevailing DHL/FEDEX market rate.
- Order shall be placed by Party B to Party A before noon and shall be delivered by Party A to Party B within 24 hours from the time of the Order.

Currency: All transactions will be handled in SGD;

Delivery Period: Within 24 hours after receiving Purchase Order (of which time is in all respects the essence of this clause) subject to the availability of flights, logistical solutions and commercial and financial sense.